Exhibit 99.01

FOR IMMEDIATE RELEASE                                           SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
June 28, 2004                                     3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                 FX Energy, Inc. Added to Russell 3000(R) Index

Salt Lake City, June 28, 2004 - FX Energy, Inc. (Nasdaq: FXEN) announced today that the Company was included in the Russell 3000(R) Index when the broad-market index was reconstituted June 25, 2004, according to a list of additions issued by Russell Investment Group. Membership in the Russell 3000(R) means automatic inclusion in either the large-cap Russell 1000(R) Index or small-cap Russell 2000(R) Index. Membership in Russell's 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. More than $360 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 Index while the remaining 2,000 companies become the widely used Russell 2000 Index.

FX Energy holds interests in five project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5% and CalEnergy holds 24.5%. POGC holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

         o The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%. FX will drop the Pomerania project area this year.

                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2003 annual report on Form 10-K and other SEC reports.